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                                                                   EXHIBIT 10.20


March 5, 2002


Mr. Peter A. Espinosa
9123 W. 145th Place
Overland Park, KS  66221
US

Dear Pete:

On behalf of Retek Inc., we are pleased to offer you the position of Sr. Vice President, Worldwide Field Operations in our Worldwide Sales business unit as follows:

o    You will report to me (Steve Ladwig, President and CEO).

o    Your salary will initially be $23,333.33 (US) per month.

o You are eligible to participate in our business unit incentive program. Your targeted annual incentive will be $270,000 annually, prorated based on the number of months employed in the calendar year. Incentive pay is based on a combination of corporate and individual performance, payable quarterly.

o We will pay you a signing bonus of $100,000.00, less applicable withholdings (the "Signing Bonus"), with your first month's salary.

     In exchange for the signing bonus you agree that:

     1. If you resign your employment with Retek within the first twelve (12) months, you will repay 100% of the Signing Bonus.

     2. You will repay any amount due from you under this Agreement within 30 days after your departure from Retek.

o Upon submission of valid moving expense receipts, Retek will also reimburse you for reasonable and customary relocation expenses per the information you received, under separate cover, from Dick Lueck outlining your specific relocation terms

     1. If you resign your employment with Retek within the first twelve (12) months, you will repay 100% of the relocation expense.

     2. You will repay any amount due from you under this Agreement within 30 days after your departure from Retek.

o Any commuting expenses incurred prior to your relocation from Overland Park, Kansas will be considered normal business travel expense.

o We would like to announce your acceptance to our Board of Directors at our next meeting on March 14, 2002. Public announcement will be at a future date mutually agreed upon.



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Mr. Peter A. Espinosa
February 27, 2002
Page 2 of 4


o We will recommend to Retek's Board of Directors that you be granted an option to purchase 250,000 shares of Retek Common Stock at the current fair market value, which will be the closing NASDAQ price on your date of hire.

o Retek will initiate a change of control agreement for you within the first six (6) months of your employment.

You will be eligible to participate in the employee benefits program established by Retek for its employees. These benefits generally include health, vision, prescription drug, dental, life, short- and long-term disability and paid vacation. In addition, you may choose to enroll in our voluntary 401(k) plan and you may participate in our Employee Stock Purchase Plan, subject to the terms of those plans.

This offer is contingent upon verification of the information you provided on your employment application. Retek may rescind this offer should discrepancies be discovered.

Your employment with Retek, should you accept this offer, will not be for any specific term and may be terminated at any time, with or without cause and with or without notice, by you or by the company for any reason. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and Retek concerning the duration of your employment and the circumstances under which either you or the company may terminate the agreement that changes the at-will status of employment with Retek. The at-will term of your employment with Retek can only be changed in a written document signed by you and the president of Retek, which expressly states the intention to modify the at-will term of your employment agreement.

If your employment is terminated within the first year, and upon your execution at the time of your termination of a release agreement by which you agree to release all claims you have or may claim to have at that time against Retek or any of its subsidiaries, affiliates or employees, you will receive severance in the form of six (6) months of your base salary in effect at the time of your termination, only if your employment is terminated for a reason other than:

           (1)      misconduct by you;

           (2)      neglect of any job duties assigned to you; or

           (3) breach by you of any of the agreements you have signed with Retek or your violation of any of Retek's policies.

If your employment is terminated for any of these stated reasons, Retek shall owe you none of the severance referenced above. Retek's agreement to provide you with the severance shall not alter or change the at-will nature of your employment. Nor shall it provide you with any right to receive any additional sums from Retek in any form or any additional options beyond those specifically awarded to you as part of this offer letter.

By signing the offer below, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment with Retek and will not create any implied contract.

As an employee of Retek, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with Retek's policy prohibiting unlawful harassment and discrimination. Violation of this policy may lead to immediate termination of employment. By signing the Invention Assignment and Confidentiality Agreement, you are agreeing to hold in confidence any proprietary information received as an employee of Retek and to assign to Retek any

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Mr. Peter A. Espinosa
February 27, 2002
Page 3 of 4

inventions that you may make while employed by Retek. We wish to impress upon you that you are not to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

Pete, we sincerely appreciate your interest in Retek and hope you will accept our offer. We are tentatively preparing facilities and equipment for you based on your date of hire.

On your date of hire, please come to 950 Nicollet Mall, Minneapolis, MN 4th floor reception area by 8:30 A.M. and let the receptionist know you are here for the new employee orientation. For details on how your first day will go, see the enclosed "New Employee Orientation Agenda" schedule for your information. Also upon your hire and start date, you will be required to provide the Company with the legally required proof of your identity and authorization to work in the United States. Please bring appropriate documentation with you on your date of hire. If you are unsure of what constitutes appropriate documentation, please review the enclosed Federal I-9 form and come prepared

IF YOU WISH TO ACCEPT THIS OFFER, PLEASE SIGN AND DATE THIS LETTER AND RETURN ALL PAGES OF THE OFFER LETTER TO OUR VALERIE RAATZ, HUMAN RESOURCES, IN THE ENCLOSED ENVELOPE BY MARCH 11, 2002. Please keep one copy of this letter for your records. Contact Dick Lueck directly of your intended start date if other than April 2, 2002.

Pete, we are excited to have you join our Retek team and I look forward to your favorable response.

Sincerely,


/s/ Steven Ladwig

Steven Ladwig
President and CEO

Enclosures


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Mr. Peter A. Espinosa
February 27, 2002
Page 4 of 4


I agree that any dispute or claim, whether based on contract, tort, or otherwise, relating to or arising out of my employment with the company, shall be subject to final and binding arbitration. The arbitrator shall have jurisdiction to determine any such claim, and may grant any relief authorized by law. Any claim or dispute subject to arbitration shall be deemed waived, and shall be forever barred, if arbitration is not initiated within six months of the date the claim or dispute first arose. Any arbitration will be commenced subject to Minnesota Statutes Chapter 572. As the Company is also engaged in interstate commerce, this agreement is also subject to the Federal Arbitration Act, 9 US Code, Sections 1-4.

I have read and accept this employment offer.



I expect to commence employment on
                                   --------------------------------------------

By: /s/ Peter Espinosa
    --------------------------------                     ----------------------
    Employee Signature                                   Date


Candidate Checklist - Pete, please sign and date and return all the following documents in the enclosed prepaid envelope:

[ ]      Offer Letter;

[ ]      Invention Assignment, Non-Competition & Confidentiality Agreement;

[ ]      Arbitration Agreement and;

[ ]      Code of Ethics Policy;

[ ] Appendix A - Acknowledgment. (Insider Trading Policy - please just return the Appendix A page).

[ ]      Retek Inc. Position on Drug and Alcohol Use

[ ]      Relocation Agreement

If you would like copies of your offer letter and the agreements/acknowledgement, please make them before you return them.


For your convenience we have also enclosed the following forms for you to complete prior to your first day at Retek. Please remember to bring them with you on April 2nd:

[ ]      Form I-9

[ ]      Form W-4 (2002) and;

[ ]      Employee Contact Information.